Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), dated as of April 22, 2011 (the “Effective Date”), is between Juergen Link (“Employee”) and Teavana Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The Company believes that the future growth, profitability and success of the Business of the Company will be significantly enhanced by the continued employment of Employee.

B. The Company desires to provide Employee with appropriate incentives and rewards related to the performance by Employee for the Company.

C. This Agreement amends and restates and supersedes the Employment Agreement dated as of June 30, 2005, by and between the Employee and the Company (the “Prior Agreement”).

Now, therefore, the parties hereto hereby agree as follows:

I. DEFINITIONS

1.1 Definitions. In addition to terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms will have the following meanings when used in this Agreement with initial capital letters:

(a) “Affiliate” with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” has the meaning correlative to the foregoing. With respect to any natural Person, “Affiliate” will include such Person’s parents, any descendants of such Person’s parents, the parents of such Person’s spouse and any descendants of the parents of such Person’s spouse (in each case, whether by blood, adoption or marriage).

(b) “Agreement”: as defined in the introductory paragraph.

(c) “Board”: the Board of Directors of the Company.

(d) “Business”: the business as conducted by Teavana, Company, and their Affiliates including the retail sale of tea, tea-related merchandise and items ancillary to the sale of tea.

(e) “Cause”: (i) the failure by Employee to perform his duties in any material respect after reasonable notice and an opportunity to cure; (ii) the conviction of Employee of any felony or the plea by Employee of nolo contendere to any felony; (iii) personally or on behalf of another Person, receiving a benefit relating to the Company or its subsidiaries or its funds, properties, opportunities or other assets that the Board considers to be in violation of a policy of the Company, applicable law, or constituting fraud, embezzlement or misappropriation; (iv) the failure by Employee to comply in any material respect with any written policy of the Company after reasonable notice and an opportunity to cure; (v) the willful material misstatement of the financial records of the Company or its subsidiaries or complicit actions in respect thereof; (vi) the willful failure to disclose material financial or other information to the Chief Executive Officer; (vii) the material breach by Employee of any of the terms of this Agreement; or (viii) disparaging the Company, its subsidiaries or its executives or employees, or engaging in any conduct that would tend to materially harm their reputation.

(f) “Chief Executive Officer”: the Chief Executive Officer of the Company.

(g) “Company”: as defined in the introductory paragraph.

(h) “Company IP”: as defined in Section 3.4(a).

(i) “Competitive Business”: as defined in Section 3.1.

(j) “Confidential Information”: as defined in Section 3.3.

(k) “Disability”: If the Company or Teavana provides long-term disability insurance to its employees generally, the term “Disability” shall have the meaning set forth in such plan regarding eligibility for long-term disability insurance; otherwise, the term “Disability” means a physical or mental incapacity as a result of which Employee becomes unable to continue to perform fully his duties hereunder for 60 consecutive calendar days or for shorter periods aggregating 120 or more days in any 12-month period or upon the determination by a licensed medical doctor practicing as a specialist in the area to which the alleged disability relates selected by the Company that Employee will be unable to return to work and perform his duties on a full-time basis within 30 calendar days following the date of such determination on account of mental or physical incapacity. The Board’s determination, in its sole discretion, as to whether a Disability exists and the initial date of Disability shall be final and binding upon the parties.

(l) “Effective Date”: as defined in the introductory paragraph.

(m) “Employee”: as defined in the introductory paragraph.

(n) “Employment Period”: as defined in Section 2.1.

(o) “Good Reason”: the occurrence of any of the following events, without the Employee’s consent: (i) the Company’s material breach of this Agreement; (ii) the assignment of the Employee to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties as of the Effective Date; or (iii) relocation of Employee’s principal workplace to a location that is more than 50 miles away from the location on the Effective Date. No “Good Reason” exists unless (x) the Employee notifies the Company in writing within 60 days after the initial existence of any condition listed above, and the Company fails to cure the condition within 60 days after receiving notice, and (y)

the Employee terminates employment by no later than 150 days after the initial existence of any condition listed above.

(p) “Initial Employment Term”: as defined in Section 2.1.

(q) “Person”: an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, a business entity or any other entity or any federal, state, county, city, municipal or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel or other instrumentality thereof.

(r) “Salary”: as defined in Section 2.4.

(s) “Teavana”: Teavana Corporation, a Georgia corporation.

(t) “Termination Date”: as defined in Section 2.1.

II. TERMS OF EMPLOYMENT

2.1 Employment Period. This Agreement and Employee’s employment hereunder will commence on the Effective Date and terminate on the third anniversary of the Effective Date (the “Initial Employment Term”), unless sooner terminated in accordance with Section 2.7; provided however, that commencing on the first day after the expiration of the Initial Employment Term and on each anniversary of such date thereafter, Employee’s employment hereunder will automatically be extended for successive one-year periods unless either party gives written notice to the other, not less than 60 calendar days prior to the otherwise scheduled Termination Date, that such party does not want Employee’s term of employment so to extend. The Initial Employment Term, as renewed by any additional successive one-year periods, is referred to herein as the “Employment Period,” and the date on which this Agreement terminates pursuant to this Section 2.1 or Section 2.7 is referred to herein as the “Termination Date.”

2.2 Duties During Employment Period. Employee will be employed by the Company as Vice President of Distribution and will report directly to the Chief Executive Officer. In such capacity, Employee will perform such duties and exercise such powers as are reasonably assigned to Employee by the Chief Executive Officer. Employee agrees that to the best of his ability and experience he shall at all times conscientiously perform all of the duties and obligations reasonably assigned to him by the Chief Executive Officer under the terms of this Agreement.

2.3 Activities During Employment Period. Employee will devote his full business time, energy, ability, attention and skill to his employment hereunder and to the business of the Company as conducted from time to time and, absent the prior written approval of the Chief Executive Officer, Employee will not engage in any other business activity, whether as an employee, officer, director, consultant, independent contractor or otherwise, that would interfere with his duties and responsibilities pursuant to Section 2.2. Employee agrees to comply with all written policies of the Company throughout the Employment Period; provided, however, that if any such policy conflicts with the terms of this Agreement, the terms of this Agreement shall prevail.

2.4 Compensation; Salary. For Employee’s services under this Agreement, the Company will pay to Employee an annual base salary of $196,560 during the Employment Period, less all previously authorized or required deductions and withholding (“Salary”). Such Salary will be payable periodically consistent with the normal practices of the Company; provided that Salary shall be paid ratably in installments not less than once a month. On the first day of each fiscal year during the Employment Period, Employee’s annual base salary will be increased by an amount equal to at least three percent (3%) of Employee’s annual base salary for the immediately preceding fiscal year.

2.5 Benefits.

(a) Benefits. Except as otherwise addressed in this Section 2.5, during the Employment Period, Employee (and, in the case of medical coverage, his dependents) shall be entitled to participate in any vacation, pension, medical, retirement and other benefit plans and programs generally available to the Company’s senior officers and directors, provided that Employee and his dependents meet all eligibility requirements under those plans and programs. Employee and his dependents shall be subject to the terms and conditions of the plans and programs, including, without limitation, the Company’s right to amend or terminate the plans and programs at any time and without advance notice to the participants. Notwithstanding the foregoing, Employee will not during the Employment Period be entitled to participate in any severance pay plan of the Company. The Employee’s severance benefits are to be solely as set forth in Section 2.7.

(b) Expenses. Subject to compliance with the Company’s policies as from time to time in effect regarding the incurrence, substantiation and verification of business expenses, Employee is authorized to incur on behalf of the Company and the Company will pay or reimburse Employee for all reasonable expenses incurred in connection with the performance of Employee’s duties hereunder or for promoting, pursuing or otherwise furthering the Business of the Company, including Employee’s reasonable expenses for travel, entertainment and similar items.

2.6 Deductions and Withholdings. All amounts payable or that become payable under this Agreement will be subject to any deductions and withholdings required by law.

2.7 Termination.

(a) Termination by the Company without Cause. Employee acknowledges and agrees that Employee’s right to compensation under this Agreement terminates at the end of the Employment Period. The Company may terminate Employee’s employment hereunder without Cause at any time, upon 30 calendar days’ written notice to Employee. The Company may elect to pay to Employee his portion of Salary for the notice period in lieu of permitting Employee to continue working. In addition, if Employee is terminated by the Company without Cause, the Company will pay to Employee his then-current Salary for eighteen months from the Termination Date, subject to Section 2.7(g) below. Such Salary will be paid as and at such times as Employee would have otherwise received his Salary had he remained an employee of the Company, subject to Section 2.7(g) below. In addition, if Employee is terminated by the Company without Cause, the Company will pay to Employee accrued but unpaid Salary through the Termination Date and all unreimbursed expenses incurred by Employee prior to such termination for which Employee is entitled to reimbursement pursuant to Section 2.5(c), which payments will become due and payable in cash in a lump sum on the Termination Date. The payments to be made in accordance with this Section 2.7(a) will constitute liquidated damages payable as a result of the termination of Employee’s employment by the Company without Cause and Employee will not be entitled to any other compensation from the Company under this Agreement or otherwise except as provided in this Section 2.7(a). In no event will any payment be made pursuant to this Section 2.7 if the Employee’s employment ceases as a result of either party’s notice to the other party that the term of employment will not be extended as described in Section 2.1. This Agreement in all other respects will terminate on the termination of Employee’s employment, except as otherwise provided in this Agreement.

(b) Termination by the Company for Cause. The Company will have the right to terminate Employee’s employment hereunder for Cause upon written notice to Employee. If Employee’s employment is terminated for Cause, the Company will pay to Employee (i) accrued but unpaid Salary through the Termination Date and (ii) all expenses incurred by Employee prior to the Termination Date for which Employee is entitled to reimbursement pursuant to Section 2.5(c), which payments will become due and payable in cash in a lump sum on the Termination Date. Upon termination of Employee’s employment pursuant to this Section 2.7(b), except for the payments required by this Section 2.7(b), the Company will have no additional obligations to Employee hereunder or otherwise, and except as otherwise provided in this Agreement, this Agreement will terminate.

(c) Termination by Death of Employee. If Employee dies during the Employment Period, the Company will pay to such Person or Persons as Employee may designate in writing or, in the absence of such designation, to the estate of Employee, the sum of (i) accrued but unpaid Salary earned prior to Employee’s death, and (ii) expenses incurred by Employee prior to his death for which Employee is entitled to reimbursement pursuant to Section 2.5(c). Such payment will be made within 45 calendar days following the date of Employee’s death. This Agreement in all other respects will terminate upon the death of Employee and all rights of Employee and his heirs, testamentary executors and testamentary administrators regarding compensation and other benefits under this Agreement shall cease.

(d) Termination for Disability. The Company will have the right to terminate Employee’s employment hereunder at any time upon the Disability of Employee during the Employment Period. If Employee’s employment is terminated because of Employee’s Disability, the Company will pay to Employee the sum of (i) accrued but unpaid Salary prior to the Employee’s Disability, and (ii) all expenses incurred by Employee prior to his Disability for which Employee is entitled to reimbursement pursuant to Section 2.5(c). Such payment will be made within 45 days following the date of Employee’s Disability. This Agreement in all other respects will terminate upon the Disability of Employee, except as otherwise provided in this Agreement.

(e) Resignation by Employee for Good Reason. Employee may resign for Good Reason upon 30 calendar days’ written notice. If Employee resigns for Good Reason, the Company will pay to Employee his then current Salary for eighteen months from the Termination Date, subject to Section 2.7(g) below. Such Salary will be paid as and at such times as Employee would have otherwise received his Salary had he remained an employee of the Company, subject to Section 2.7(g) below. In addition, if Employee resigns for Good Reason, the Company will pay to Employee accrued but unpaid Salary through the Termination Date and all unreimbursed expenses incurred by Employee prior to such termination for which Employee is entitled to reimbursement pursuant to Section 2.5(c), which payments will become due and payable in cash in a lump sum on the Termination Date. The payments to be made in accordance with this Section 2.7(e) will constitute liquidated damages payable as a result of Employee’s resignation for Good Reason and Employee will not be entitled to any other compensation from the Company under this Agreement or otherwise except as provided in this Section 2.7(e).

(f) Resignation by Employee for Any Reason other than Good Reason. Employee may resign for any or no reason upon 30 calendar days’ written notice. If Employee resigns for any reason other than Good Reason, the Company will pay to Employee (i) accrued but unpaid Salary through the Termination Date, and (ii) all expenses incurred by Employee prior to the Termination Date for which Employee is entitled to reimbursement pursuant to Section 2.5(c), which payments will become due and payable in cash in a lump sum on the Termination Date. Upon termination of Employee’s employment pursuant to this Section 2.7(f), except for the payments required by this Section 2.7(f), the Company will have no additional obligations to Employee hereunder or otherwise, and except as otherwise provided in this Agreement, this Agreement will terminate.

(g) Release. To be eligible for severance pay as described in Section 2.7(a) and (e), the Employee must sign a general release of claims in favor of the Company, Teavana, and their Affiliates, and deliver it to the Company such that it becomes irrevocable within 30 days after Employee’s termination of employment. If the period during which the Employee has discretion to execute or revoke the general release of claims straddles two taxable years of the Employee, then the Company shall make the severance payments starting in the second of such taxable years, regardless of which taxable year the Employee actually delivers the executed general release of claims to the Company.

(h) Suspension by the Company for Indictment; Administrative Leave. The Company will have the right to suspend Employee’s employment and right to Salary and other compensation pursuant to this Agreement upon the indictment of Employee for any felony until the final resolution of all proceedings with respect to such indictment. The Company will have the right to place Employee on administrative leave during the Employment Period if the Board determines in good faith that circumstances exist that would reasonably be expected to give rise to the Company’s ability to terminate this Agreement for Cause. While on administrative leave, Employee agrees to fully cooperate with the Company and the Board, and Employee will be entitled to receive his Salary, payable in accordance with Section 2.4.

III. RESTRICTIVE COVENANTS

3.1 Noncompetition and Nonsolicitation.

(a) The Employee agrees and acknowledges that, in connection with his employment with the Company, he has been and will continue to be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to the

Company, Teavana and their Affiliates. The Employee further acknowledges and agrees that, given the nature of this information and trade secrets, it is likely that such information and trade secrets would inevitably be used or revealed, either directly or indirectly, in any subsequent employment with a Competitive Business in any position comparable to the position he will hold with the Company under this Agreement. Accordingly, in consideration of his employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Employee agrees that, while he is in the employ of the Company and for two (2) years after the date that the Employee ceases to be an employee of the Company, Employee will not, without the prior written consent of Company, for his own account or jointly with another, for or on behalf of any person, as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, employee, consultant, sales representative or otherwise:

(i) provide services the same as or substantially similar to those Employee provided while employed by Company to any business engaged, or which he reasonably knows is undertaking to become engaged, in a business that is in competition with the Business of the Company, Teavana, or their respective Affiliates (a “Competitive Business”) anywhere in the United States where the Company does business; provided that Employee may purchase or otherwise acquire up to (but not in excess of) 2% of any class of securities of any Person, including a Competitive Business (but without otherwise participating in the activities of such Person), if such securities are listed on any national or regional securities exchange or are quoted on Nasdaq.

(ii) solicit, or assist in the solicitation of, any person or entity to whom the Company, Teavana, or any Affiliate sold or licensed or provided any products or services on, or during the two (2) year period prior to, the date of termination of employment, and with whom the Employee had contact with, solicited, provided services for, received services from, or gained substantive knowledge of during the six (6) months immediately prior to the Employee’s last day of employment, for the purpose of obtaining the patronage of such person for the purchase of any competitive products or services;

(iii) solicit, interfere with, disturb, or attempt to solicit, interfere with or disturb, directly or indirectly, the relationship (contractual or otherwise) with any person who is, as of the date of termination of employment, or was within two (2) years prior to the date of termination of employment, a supplier of the Company, Teavana, or any Affiliate, including any actively sought prospective supplier of the Company, Teavana, or any Affiliate, and with whom the Employee had contact with, solicited, provided services for, received services from, or gained substantive knowledge of during the six (6) months immediately prior to the Employee’s last day of employment, for the purpose of inducing such supplier to cease doing business with the Company, Teavana, or any Affiliate; or

(iv) solicit, or assist in the solicitation of, for the purpose of offering employment to or hiring, any person employed by the Company, Teavana, or any Affiliate (as an employee, independent contractor or otherwise) unless, prior to any such solicitation, such person is no longer employed or engaged by the Company, Teavana, or any Affiliate.

(b) The parties agree that the relevant public policy aspects of covenants not to compete and not to solicit have been discussed, and that every effort has been made to limit the restrictions placed upon the Employee to those that are reasonable and necessary to protect the Company’s legitimate interests. The Employee acknowledges that, based upon his education, experience, and training, these non-compete and non-solicit provisions will not prevent him from earning a livelihood and supporting himself and his family during the relevant time period. The Employee further acknowledges that a narrower geographic limitation on the restrictive covenants than that set forth above would not adequately protect the Company’s legitimate business interests.

(c) If any provision of this Section 3.1, or the application of such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court or other tribunal of competent jurisdiction, such provision will, without any actions on the part of the parties to this Agreement, be modified to the least extent necessary to cause such provision to conform to the law as determined by such court or other tribunal, and such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.

(d) The restrictions contained in Section 3.1 are necessary for the protection of the business, goodwill, and Confidential Information of the Company, Teavana, and their Affiliates and are considered by the Employee to be reasonable for such purposes. The Employee agrees that any material breach of Section 3.1 will cause the Company, Teavana, and their Affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief, cease any severance payments being made to the Employee, and/or recover severance payments already made.

(e) The existence of a claim, charge, or cause of action by the Employee against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants.

(f) The provisions of this Section 3.1 shall survive termination of this Agreement and apply regardless of the reason for the termination of the Employee’s employment.

3.2 Permitted Activities. For the avoidance of doubt, during and after the Employment Period, nothing contained in this Article III shall be construed to prohibit Employee from contacting business associates, customers or suppliers of the Company if such contact is not made for purposes of, and does not have the effect of, violating any of the provisions of this Article III.

3.3 Confidentiality.

(a) Employee acknowledges that prior to the effectiveness of the Agreement, Employee has been given and will continue to have in connection with the conduct of the Business access and exposure to trade secrets and confidential information of the Company, Teavana, and their Affiliates in written, oral, electronic and other form regarding the businesses, operations, equipment, products and employees of the Company, Teavana, and their Affiliates (“Confidential Information”), including but not limited to:

(i) the identities of existing and potential customers and key accounts, including, without limitation, the identity of existing and potential customers and key accounts cultivated or maintained by Employee while providing services at the Company, Teavana, or any Affiliate or that Employee cultivates or maintains while providing services at the Company or its Affiliates using the Company’s, Teavana’s or any Affiliate’s products, names and infrastructure, and the identities of contact persons at those customers and key accounts and potential customers and key accounts;

(ii) the particular preferences, likes, dislikes and needs of those existing and potential customers and key accounts and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques;

(iii) the business methods, practices, strategies, forecasts, pricing, and marketing techniques;

(iv) the identities of licensors, vendors, brokers, growers and other suppliers and the identities of contact persons at such licensors, vendors, brokers, growers and other suppliers;

(v) the identities of key sales representatives, regional and store managers, buyers and other personnel and employees;

(vi) advertising and sales materials, research, technology, intellectual property rights, training materials and techniques, operating and franchising manuals, computer software and related materials;

(vii) other facts and financial and other business information concerning such Persons or relating to their business, operations, financial condition, results of operations and prospects;

(viii) Company IP (as defined in Section 3.4(a) below); and

(ix) all other information the Company, Teavana, or their Affiliates try to keep confidential and that has commercial or competitive value or is of such a nature that its unauthorized disclosure would be detrimental to the Company’s, Teavana’s, or their Affiliates’ interest.

(b) Confidential Information will not include: (i) information that is already in or subsequently enters the public domain, other than as a result of any direct or indirect action or inaction by Employee or any of his Affiliates; or (ii) information that is approved for public release by the Company, Teavana, or their Affiliates.

(c) In the event that the Employee become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Employee shall provide the Company with prompt written notice of such requirement prior to complying therewith so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions hereof, the Employee agrees to furnish only that portion of the Confidential Information that is legally required and to exercise reasonable efforts to obtain an assurance that confidential treatment will be accorded such Confidential Information.

(d) During the Employment Period and for five (5) years thereafter, the Employee (i) will not use Confidential Information for any purpose detrimental to the Company, Teavana, or their Affiliates and (ii) will not, except as directed by the Company, use for himself or others, directly or indirectly, any such Confidential Information, and, except as required by law or as directed by the Company, Employee will not disclose such Confidential Information, directly or indirectly, to any other Person; provided, however, that as the above restrictions relate to the Employee’s use and disclosure of trade secrets of the Company, Teavana, and their Affiliates, those restrictions shall remain in place during the Employment Period and at any time thereafter. Employee acknowledges that this covenant is necessary to protect the Company’s, Teavana’s, and their Affiliates’ Confidential Information and trade secrets.

(e) All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, that Employee has or will prepare, develop or receive in the course of the Employment Period and that relate to or are useful in any manner to the Business or any other business now or hereafter conducted by the Company, Teavana, or their respective Affiliates, are and will remain the sole and exclusive property of such Persons. Employee will not, without the Chief Executive Officer’s prior written consent, remove from such Person’s premises any such physical property, the original, “soft copy” or any reproduction of any such materials nor the information contained therein, and all such physical property, materials and information in his possession or under his custody or control will, on the date of termination of any employment or consulting agreement be immediately turned over to the Company, Teavana, or their respective Affiliates.

3.4 Patents, Inventions and Other Intellectual Property.

(a) If at any time during the Employment Period or prior thereto at any time that Employee was an employee, agent, director or officer of or consultant to the Company, Teavana, or their Affiliates, Employee, whether alone or with any other Person, makes, discovers, produces, conceives or first reduces to practice any invention, process, development, design or improvement that relates to, affects or, in the opinion of the Board, is capable of being used or adapted for use in or in connection with the Business or any product, process or intellectual property right of the Company, Teavana, or their Affiliates, (i) Employee acknowledges and agrees that such invention, process, development, design or improvement (collectively, “Company IP”) will be the sole property of the Company, Teavana, or such Affiliate, as appropriate and are hereby irrevocably assigned by Employee to the Company, Teavana, or such Affiliate, as appropriate, and (ii) Employee will immediately disclose in confidence all Company IP to the Company in writing.

(b) Employee will, if and when reasonably required to do so by the Company (whether during the Employment Period or thereafter), at the Company’s expense and, if after the expiration of the Employment Period, subject to Employee’s availability and reimbursement by the Company of Employee’s reasonable out-of-pocket expenses and payment to Employee of a reasonable per diem to compensate Employee for time spent in connection therewith: (i) apply, or join with the Company, Teavana, or an Affiliate thereof, as appropriate, in applying, for patents or other protection in any jurisdiction in world for any Company IP; (ii) execute or procure to be executed all instruments, and do or procure to be done all things, that are necessary or, in the opinion of the Company, advisable for vesting such patents or other protection in the name of the Company, Teavana, or an Affiliate thereof or any nominee thereof, or subsequently for renewing and maintaining the same in the name of the Company, Teavana, or an Affiliate thereof or its nominees; and (iii) assist in defending any proceedings relating to, or to any application for, such patents or other protection.

(c) Employee irrevocably appoints the Company as his attorney in his name (with full power of substitution and resubstitution) and on his behalf to execute all documents, and do all things, required in order to give full effect to the provisions of this Section 3.4.

3.5 Specific Performance. Employee acknowledges that the Company will have no adequate remedy at law if Employee breaches any of the provisions of Article III. In the event of such a breach, Employee agrees that the Company will have the right, in addition to any other rights it may have, to specific performance of Article III. If legal proceedings are commenced by the Company against Employee, in connection with Article III, the party that does not prevail in such proceedings shall pay the reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, disbursements, investigation costs and other costs and expenses incurred by the prevailing party in such proceedings, arising out of or in connection with the Company’s claim under Article III.

3.6 Survival. The provisions contained in this Article III will survive termination of this Agreement regardless whether such termination is initiated by the Company.

IV. MISCELLANEOUS

4.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or when dispatched if during normal business hours by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

(a)	If to the Company, to:

Teavana Holdings, Inc.

3630 Peachtree Rd., NE, Suite 1480

Atlanta, GA 30326

Facsimile No.: (404) 995-8201

Attention: Chief Executive Officer

with a copy to:

DLA Piper LLP (US)

One Atlantic Center

1201 West Peachtree Street

Suite 2800

Atlanta, GA 30309-3450

Facsimile No.: (404) 682-7800

Attention: Richard G. Greenstein, Esq.

If to Employee, to the address for the Employee in the Company’s payroll records; or, in any case, to such other address or addresses as any such party may from time to time designate as to itself by like notice.

4.2 Amendments and Waivers,

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

4.3 Expenses. Except as otherwise provided elsewhere in this Agreement, each party will pay all of their respective expenses incurred in connection with the negotiation of this Agreement, and, except as otherwise specified in this Agreement, the parties will pay all of their respective expenses incurred in connection with any legal proceeding concerning a dispute arising out of this Agreement.

4.4 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and administrators; provided that Employee may not assign, delegate or otherwise transfer any of his rights or obligations under this Agreement without the prior written consent of the Company.

4.5 No Third-Party Beneficiaries. Except as otherwise expressly provided for herein, this Agreement is for the sole benefit of the parties hereto, and Teavana and its Affiliates, and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted assigns any legal or equitable rights hereunder.

4.6 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Connecticut without regard to the principles of conflicts of laws of such State.

4.7 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be subject to the exclusive jurisdiction and venue of the state and federal courts located in the State of Georgia and each of the parties to this Agreement hereby irrevocably consents to the jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party to this Agreement agrees that service of process on such party as provided in Section 4.1 of this Agreement will be deemed effective service of process on such party.

4.8 No Limitation of Rights. Nothing in this Agreement shall limit or prejudice any rights of the Company or Employee under any other laws.

4.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

4.11 Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

4.12 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof. If any provision of this Agreement is finally judicially determined to be invalid, ineffective or unenforceable, the determination will apply only in the jurisdiction in which such final adjudication is made, and such provision will be deemed severed from this Agreement for purposes of such jurisdiction only, but every other provision of this Agreement will remain in full force and effect, and there will be substituted for any such provision held invalid, ineffective or unenforceable, a provision of similar import reflecting the original intent of the parties to the extent permitted under applicable law.

4.13 Certain Interpretive Matters.

(a) Unless the context requires otherwise, (i) words in the singular include the plural and vice versa, (ii) all reference to $ or dollar amounts will be to lawful currency of the United States, (iii) to the extent the term “day” or “days” is used, it will mean calendar days, (iv) the pronoun “his” refers to the masculine, feminine and neuter, the words “herein,”

“hereby,” “hereunder” and other words of similar import refer to this Agreement as a whole, and (v) the term “including” means “including without limitation.”

(b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or any provision of this Agreement.

4.14 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement, including the Prior Agreement.

4.15 Full Understanding. Employee represents and agrees that Employee fully understands Employee’s right to discuss all aspects of this Agreement with Employee’s private attorney, and that to the extent, if any, that Employee desired, Employee utilized this right. Employee further represents and agrees that: (i) Employee has carefully read and fully understands all of the provisions of this Agreement; (ii) Employee is competent to execute this Agreement; (iii) Employee’s agreement to execute this Agreement has not been obtained by any duress and that Employee freely and voluntarily enters into it; and (iv) Employee has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

4.16 Section 409A. (a) If the Company determines in good faith that any provision of this Agreement would cause Employee to incur an additional tax, penalty, or interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable guidance thereunder (“Section 409A”), the Company and Employee shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to Employee under this Agreement.

(b) “Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, the Employee’s “separation from service” as defined in Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) If a payment obligation under this Agreement or other compensation arrangement arises on account of Employee’s separation from service while Employee is a “specified employee” (as defined under Section 409A and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Employee’s estate following his death.

{signatures are on the next page}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TEAVANA HOLDINGS, INC.

By:	/s/ Daniel P. Glennon
Name: Daniel P. Glennon
Title: Executive Vice President,
Chief Financial Officer

/s/ Juergen Link
Juergen Link